Exhibit 10.5
EXECUTION VERSION

TRADEMARK LICENSE AGREEMENT
BY AND BETWEEN
HONEYWELL INTERNATIONAL INC.
AND
SOLSTICE ADVANCED MATERIALS INC.
DATED AS OF OCTOBER 30, 2025

ATTACHMENTS
Attachment A    1234yf DIY Attachment
Attachment B        Honeywell Trademark
Attachment C    Transitional License
Attachment D    Refrigerant Attachment
Attachment E        Form Affiliate Sublicense Agreement
Attachment F        Form Dealer and Customer Sublicensing Terms
Attachment G    Trademark Guidelines
Attachment H    Historical References
Attachment I        Pre-Approved Third Party Manufacturers

TRADEMARK LICENSE AGREEMENT
This TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of October 30, 2025 (the “Effective Date”), is entered into by and between Honeywell International Inc., a corporation of the state of Delaware, U.S.A., having offices located at 855 S. Mint Street, Charlotte, NC 28202 (“Licensor”) and Solstice Advanced Materials Inc. (f/k/a Solstice Advanced Materials, LLC), a Delaware corporation (“Licensee”) (together with Licensor, the “Parties,” and each individually, a “Party”).
RECITALS
WHEREAS, the Parties, among others, entered into that certain Separation and Distribution Agreement dated as of October 30, 2025 (as amended, modified or supplemented, and together with all exhibits and schedules thereto, the “Separation Agreement”);
WHEREAS, Section 3.5 of the Separation Agreement contemplates that Licensor and Licensee will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein;
WHEREAS, Licensor is the owner of certain valuable Licensed Trademarks (as hereafter defined) in the Territory (as hereafter defined); and
WHEREAS, Licensee desires to use the Licensed Trademarks in the advertising, sale and distribution of Licensed Products (as hereafter defined) in the Territory, and Licensor is willing to authorize the Licensee’s use subject to the terms and conditions herein.
NOW, THEREFORE, the Parties, intended to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1    General. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Separation Agreement. As used in this Agreement, the following terms have the respective meanings set forth below.
(a)    “1234yf DIY Products” means the products set forth in Attachment A.
(b)    “1234yf DIY License Period” means the period set forth in Attachment A.
(c)    “1234yf DIY Territory” means the countries set forth in Attachment A.
(d)    “Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of either Group shall be deemed to be an Affiliate of the other Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of Licensor or Licensor’s stockholders prior to, or in case of Licensee’s stockholders, after the Effective Time.
(e)    “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.
(f)    “Change of Control” means, with respect to any entity, (i) the sale of all or substantially all of the assets of, or the ownership interests in, such entity in a single transaction or a series of related transactions to a Third Party, (ii) any direct or indirect acquisition of control, consolidation or merger of such entity by, with or into any Third Party, or (iii) any other corporate transaction or series of related transactions in which control of such entity is directly or indirectly transferred to a Third Party, including by transferring in excess of fifty percent (50%) of such entity’s voting power, shares or equity, through a merger, consolidation, tender offer or similar transaction, to one or more third parties; provided, that a “Change of Control” shall not include a transaction where such entity’s stockholders prior to such transaction directly or indirectly beneficially own, immediately following such transaction, a majority of the outstanding equity interests of the Third Party that controls such entity immediately following such transaction solely as a result of such stockholders’ ownership of the equity interests of such first entity immediately prior to such transaction.
(g)    “Complaint” means a telephone call or communication of any kind from a customer notifying Licensee, or any company affiliated with Licensee, of a problem relating to or a question about any or all of the following: the Licensed Products; Licensee’s advertising or other business practice; the conduct of an employee of Licensee or an employee of any company affiliated with Licensee in connection with this Agreement.
(h)    “Contract Year” means each calendar year during the Term; provided, that (i) the first Contract Year shall commence on the Effective Date, and end on December 31 of the year in which the Effective Date occurs, and (ii) the last Contract Year shall commence on January 1 of the year in which this Agreement expires or is terminated, and end on the last day of the Term.
(i)    “Honeywell Trademark” means the Trademark “HONEYWELL”, in the form and manner set forth in Attachment B, but excluding any variations thereof (including modifications to the words, letter, or design), which variations are expressly excluded.
(j)    “Licensed Products” means, as applicable, (i) the 1234yf DIY Products with respect to the licenses and rights granted under Section 2.1, (ii) the Refrigerant Products with respect to the licenses and rights granted under Section 2.2, and (iii) any products to the extent permitted under Attachment C with respect to the licenses and rights granted under Section 2.3.
(k)    “Licensed Trademarks” means the Honeywell Trademark.
(l)    “Net Sales” means Licensee’s and its Affiliates’ gross sales of Licensed Products (defined as the number of units of Licensed Products invoiced during an applicable period to Third-Party purchasers of Licensed Products (“Customers”), multiplied by Licensee’s invoiced unit price(s) of Licensed Products to such Customers during such applicable period), less the following items (collectively, “Permitted Deductions”):
(i)    reasonable trade discounts (defined as reductions in the list wholesale selling price that are customary in the trade) that Licensee actually grants in writing to a Customer prior to delivery to a Customer;
(ii)    returns that Licensee actually authorizes and receives or has verified proof from Customers of returns with a corresponding request for credit;
(iii)    defective allowances granted to a Customer;
(iv)    reasonable credits to a Customer after delivery that Licensee actually grants in writing;
(v)    Value Added Taxes (“VAT”) associated with the shipment of goods to the Customer; and
(vi)    freight billed separately on the invoice.
For the purpose of computing Net Sales during an applicable period, the Permitted Deductions from gross sales for such applicable period shall not exceed ten percent (10%) of gross sales shipped in any calendar year during which Royalties are calculated unless otherwise agreed to in writing by both the Licensor and the Licensee in respect of particular Customers. If a particular item falls into more than one of the categories set forth in clauses (i)-(vi) above, such item may not be included in the Permitted Deductions for a particular Net Sales calculation more than once. The Permitted Deductions for an applicable period shall be deemed never to exceed the Net Sales for such period. Net Sales occur (and Royalties are owed) upon the earlier of shipment of Licensed Products or delivery of an invoice for Licensed Products. Net Sales shall be determined and Royalties paid without deducting unpaid amounts or receivables, uncollectible or uncollected accounts or financial discounts of any kind. Net Sales shall include all transactions of Licensed Products distributed by Licensee or any of its Affiliates to Customers even if such transactions are not billed. Where Licensed Product are not sold, but are otherwise used, the Net Sales for purposes of computing Royalties shall be the highest selling prices of such Licensed Products of similar kind and quality that is currently being offered for sale by Licensee. In the event that Licensee or any of its Affiliates receive any consideration or value (whether monetary or non-monetary) in connection with the sale of Licensed Products that is not reflected in applicable invoices (e.g., pursuant to any side agreement, arrangement or other understanding, whether written or oral), the purpose or effect of which is to artificially reduce Net Sales under this Agreement, such consideration or value shall be added to Licensee’s invoiced unit price(s) of Licensed Products to the applicable Customers during the applicable period for purposes of calculating Net Sales. All deductions from Net Sales must be clearly tracked on invoices with the Customers and produced to Licensor promptly upon request. Any deductions not specifically tracked via a written invoice shall be disallowed, and Licensee shall be responsible to pay to Licensor the amount of such discounts granted. For clarity, the amounts invoiced by Licensee or its Affiliates for the sale of Licensed Products among Licensee and its Affiliates for resale shall not be included in the computation of Net Sales hereunder and Net Sales shall be the gross invoice or contract price charged to a Customer for the Licensed Products in an arm’s-length transaction, less the Permitted Deductions.
(m)    “Refrigerant Products” means the products set forth in Attachment D.
(n)    “Refrigerant License Period” means the period set forth in Attachment D.
(o)    “Refrigerant Territory” means the countries set forth in Attachment D.
(p)    “Social Media” means interactive computer-mediated technologies that facilitate the creation or sharing of information, ideas, career interests and other forms of expression via virtual communities and networks including Facebook, Instagram, Twitter, YouTube, Snapchat, Pinterest and WeChat.
(q)    “Subsidiary” means, with respect to any Person, (i) a corporation, greater than fifty percent (50%) of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person, and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns greater than fifty percent (50%) of the equity or economic interest thereof or has the power to elect or direct the election of greater than fifty percent (50%) of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership); provided, that “Subsidiaries” shall not include the SpinCo Joint Ventures and Minority Investments or the RemainCo Joint Ventures and Minority Investments.
(r)    “Territory” means, as applicable, (i) the 1234yf DIY Territory with respect to the licenses and rights granted under Section 2.1, (ii) the Refrigerant Territory with respect to the licenses and rights granted under Section 2.2, and (iii) any jurisdictions to the extent permitted under Attachment C with respect to the licenses and rights granted under Section 2.3.
(s)    “Third Party” means any Person other than Licensor, Licensee and their respective Affiliates.
(t)    “Trademark” means trademarks, certification marks, service marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, including all goodwill associated therewith, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.
(u)    “Transitional License Period” means the periods in respect of each permitted transitional use as of the Honeywell Trademark set forth in Attachment C.
(v)    “Weitron Side Letter” means that certain letter agreement, dated as of October 16, 2025, by and between Licensor, Licensee and Weitron Inc.
Section 1.2    References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit, Schedule and Attachment are references to the Articles, Sections, paragraphs, clauses, Exhibits, Schedules and Attachments to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules, Exhibits and Attachments hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive (unless the context indicates otherwise); (g) references to “written” or “in writing” include in electronic form; (h) the Parties have each participated in the negotiation and drafting of this Agreement, and except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute or Contract defined or referred to herein means such statute or Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and (p) any consent given by any party hereto pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party. Unless the context requires otherwise, references in this Agreement to “Licensee” shall also be deemed to refer to the applicable member of the Licensee Group, references to “Licensor” or “Honeywell” shall also be deemed to refer to the applicable member of the RemainCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Licensor or Licensee shall be deemed to require Licensor or Licensee, as the case may be, to cause the applicable members of the SpinCo Group or the RemainCo Group, respectively, to take, or refrain from taking, any such action.
ARTICLE II
TRADEMARK LICENSE
Section 2.1    Refrigerants License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, non-transferable (except in accordance with Article XIV), royalty-bearing (in accordance with Article III), non-sublicensable (except as permitted in Section 2.4) license during the Refrigerant License Period to reproduce and use the Honeywell Trademark solely in the Refrigerant Territory as the Trademark on Refrigerant Products and in advertising and promotional materials (but excluding Social Media) for such Refrigerant Products.
Section 2.2    1234yf DIY License. Subject to the terms and conditions of this Agreement and the Weitron Side Letter, Licensor hereby grants to Licensee an exclusive, non-transferable (except in accordance with Article XIV), royalty-bearing (in accordance with Article III), non-

sublicensable (except as permitted in Section 2.4) license during the 1234yf DIY License Period to reproduce and use the Honeywell Trademark solely in the 1234yf DIY Territory as the Trademark on 1234yf DIY Products and in advertising and promotional materials (but excluding Social Media) for such 1234yf DIY Products.
Section 2.3    Transitional License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, non-transferable (except in accordance with Article XIV), royalty-free, non-sublicensable (except as permitted in Section 2.4) transitional license to use the Honeywell Trademark in connection with each item set forth in Attachment C for the specified use rights and Transitional License Period set forth for such item in Attachment C. Licensee shall, and shall cause its Affiliates and Sublicensees to, transition from, and phase-out use of, the Honeywell Trademark in connection with such specified use rights and such items as soon as reasonably practicable and any in event no later than the end of the applicable Transitional License Period (or the earlier termination of this Agreement).
Section 2.4    Sublicensing. Licensee shall have no right to sublicense any of the licenses or rights granted to Licensee under Section 2.1, Section 2.2 or Section 2.3, except as expressly permitted by, and in accordance with, this Section 2.4. For clarity, granting a sublicense shall not relieve Licensee of any obligations hereunder and Licensee shall cause each of its Sublicensees to comply, and shall remain responsible for its Sublicensees’ compliance, with the terms hereof applicable to Licensee.
(a)    Upon execution and delivery to Licensor of a sublicensing agreement in the form set forth in Attachment E, Licensee may grant sublicenses, solely within the scope of the licenses granted in Section 2.1, Section 2.2 or Section 2.3, as applicable, solely to any wholly-owned Subsidiary of Licensee that is not then a Sublicensee, and upon such grant, such wholly-owned Subsidiary shall be deemed a “Sublicensee.” Licensee shall deliver such sublicensing agreement to Licensor within sixty (60) days of the Effective Date with respect to sublicenses granted pursuant to this Section 2.4(a) as of the Effective Date or within such sixty (60) day period.
(b)    Upon execution and delivery to Licensor of an agreement with an applicable Third Party that contains the sublicensing language set forth in Attachment F, Licensee may grant non-exclusive, non-transferable, non-sublicensable sublicenses, solely within the scope of the licenses granted in Section 2.1, Section 2.2 or Section 2.3, as applicable, solely to dealers, down-packers and customers of Licensee who are in the business of selling an applicable Licensed Product, and solely for use in connection with the resale of such applicable Licensed Product, and upon such grant, such dealer or customer shall be deemed a “Sublicensee.” Licensee shall deliver such sublicensing agreement to Licensor within sixty (60) days of the Effective Date with respect to sublicenses granted pursuant to this Section 2.4(b) as of the Effective Date or within such sixty (60) day period.
Section 2.5    Reservation of Rights; No Contest. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including the exclusive rights granted to Licensee pursuant to Section 2.1 and Section 2.2) shall be construed to limit or restrict Licensor’s ability and right to continue to operate the RemainCo Business and natural evolutions thereof. The Licensed Trademarks are the sole and exclusive property of Licensor. Except as expressly provided in the Separation Agreement or any other Ancillary Agreement,

Licensor reserves its and its Affiliates’ rights in and to all Intellectual Property that is not expressly licensed or otherwise granted hereunder. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon Licensee, its Affiliates, or its Sublicensees by implication, estoppel, or otherwise as to any of Licensor’s or its Affiliates’ Intellectual Property. Licensee shall not at any time, either during or after the Term of this Agreement, contest the validity of the Licensed Trademarks or assert or claim any other right to manufacture, sell or offer for sale products under the Licensed Trademarks, or any Trademark confusingly similar thereto.
Section 2.6    No Licenses to Other Trademarks. No license, either express or implied, is granted by Licensor to Licensee hereunder with respect to any Trademark except as specifically stated herein. Licensee may not use the Licensed Trademarks in Social Media without prior written approval from Licensor pursuant to a separate Social Media Agreement.
Section 2.7    Notice of Infringement. While Licensor has no information or reason to believe that the Licensed Trademarks or any registrations for the Licensed Trademarks infringe the rights of any Third Party, it makes no representation, warranty or guarantee to that effect. If Licensee receives notice or knowledge that its use of the Trademark may infringe trademark or other rights of any third person in the Territory, Licensee shall, as soon as possible and in no event longer than two (2) Business Days, report to Licensor in writing the details relating to the potential infringement.
Section 2.8    No Use Outside Territory. Licensee shall not make or authorize any use, direct or indirect, of the Licensed Products in any other country outside the Territory and will not knowingly sell the Licensed Products to persons who intend or are likely to ship or resell them in any country outside the Territory. Licensee further shall not make any use, direct or indirect, of the Licensed Trademarks in connection with any products other than the Licensed Products pursuant to the terms herein.
Section 2.9    Recordation. If Licensor decides in its sole but reasonable discretion that this Agreement (or any short-form version of this Agreement) should be recorded with any governmental authorities within the Territory, or if any such prior recordation or application should be amended or updated in any manner, Licensee shall promptly provide or secure all reasonable assistance requested by Licensor, such as the furnishing of documents and information and the execution of all reasonably necessary documents, as Licensor may reasonably request. Any such costs associated with Licensor’s requests for Licensee’s assistance shall be borne by Licensor.
Section 2.10    Business Coordination. Upon request from either Party no more than once per year, Licensee and Licensor shall attempt in good faith to meet to discuss this Agreement including Licensee’s progress of commercializing the Licensed Products into the Territory, potential new regions and/or product categories or segments for expansion and other topics of mutual interest to the Parties. At Licensor’s option or at Licensee’s request, and subject to the availability of both Parties, representative(s) of Licensor will conduct the annual meeting in-person at Licensee’s offices and facilities. During such meeting, the Parties will discuss topics including an annual business review, branding, customer service management, and growth of Licensee’s business and perform local market visits.

ARTICLE III
ROYALTY AND VOLUME PROVISIONS
Section 3.1    Royalties & Commitments for Refrigerant Products.
(a)    During the Refrigerant License Period, Licensee shall pay to Licensor running royalties as a percentage of Net Sales of Refrigerant Products sold by or on behalf of Licensee in the Refrigerant Territory at the rate set forth in Attachment D (“Refrigerant Royalties”).
(b)    During the Refrigerant License Period, Licensee guarantees to pay to Licensor the minimum guaranteed royalty payments in respect of Refrigerant Royalties as set forth in Attachment D (“Royalty Commitments”), whether or not Licensee makes sufficient sales of Refrigerant Products to owe those amounts in Refrigerant Royalties pursuant to Section 3.1(a) based upon Net Sales during each specified Contract Year and regardless of termination of this Agreement (subject to Section 12.3).
(c)    During the Refrigerant License Period, Licensee guarantees to meet the minimum guaranteed sales volumes in respect of Refrigerant Products as set forth in Attachment D (“Volume Commitments”) during each specified Contract Year. In the event that Licensee fails to fulfill the Refrigerant Volume Commitment for two (2) consecutive Contract Years (excluding the first and second Contract Years during the Refrigerant License Period), Licensor may terminate this Agreement, effectively immediately upon written notice to Licensee, solely to the extent related to the licenses and rights granted to Licensee in respect of Refrigerant Products (subject to Section 12.3).
Section 3.2    Royalties for 1234yf DIY Products.
(a)    During the 1234yf DIY License Period, Licensee shall pay to Licensor royalties at the rate set forth in Attachment A (“1234yf DIY Royalties”, and together with the Refrigerant Royalties, the “Royalties”).
Section 3.3    Reporting & Payment.
(a)    Within three (3) weeks of the end of each calendar quarter, Licensee must submit a report by email to [***] providing the following information for such calendar quarter (the “Report”):
(i)    the total quantity of Licensed Products sold on an SKU-by-SKU and country-by-country basis (with descriptions so that each individual Licensed Product can be identified by SKU within each country);
(ii)    the total Net Sales value of Licensed Products on an SKU-by-SKU and country-by-country basis;
(iii)    the amount of Royalties payable to Licensor from the foregoing information (for clarity, identifying Refrigerant Royalties and 1234yf Royalties separately) and, if applicable, any associated deductions or withholding contemplated by Section 3.8;

(iv)    a list of all customers who purchased Licensed Products from Licensee; and
(v)    the NPS.
(b)    Following receipt of each Report, Licensor will issue an invoice (each, a “Royalty Invoice”) to Licensee (within approximately two (2) weeks) stating the amount of Royalties owed by Licensee to Licensor based on Net Sales for the applicable calendar quarter. Licensee shall pay to Licensor the amount stated in each Royalty Invoice within two (2) weeks of the date such Royalty Invoice is sent by Licensor to Licensee. All payments of Royalties shall be made in U.S. Dollars and by wire transfer to:
JPMorgan Chase Bank
Honeywell International Inc.
[***]
Swift Code: [***]
Account Number: [***]
HIPI Agreement Number: 2025-XXXX
Section 3.4    Royalty Shortfall Payments. If the applicable Royalties owed in any Contract Year are less than the corresponding Royalty Commitment for such Contract Year, then Licensee shall pay Licensor the difference between the applicable Royalty Commitment for such Contract Year and the applicable Royalties actually paid for such Contract Year. Such difference payment shall be paid to Licensor in U.S. dollars within thirty (30) days after the end of each Contract Year, to the extent that such payments are due. Such payments shall be paid in the same manner set forth in Section 3.3 for the payment of Royalties.
Section 3.5    Late Payments. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Secured Overnight Financing Rate (“SOFR”) (in effect on the date on which such payment was due), multiplied by one hundred twenty percent (120%) calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment; provided, that in the event that SOFR is no longer commonly accepted by market participants, then an alternative floating rate index that is commonly accepted by market participants, which the Parties shall jointly determine, each acting in good faith. The payment of such interest shall not replace any of Licensor’s other rights under this Agreement resulting from Licensee’s default by failure to pay any amounts due hereunder. The acceptance of any overdue payments by Licensor at any time does not foreclose or impair Licensor’s ability to collect the owed interest on such payments pursuant to this Section 3.5.
Section 3.6    Records Retention & Access. Licensee shall:
(a)    preserve and maintain in the ordinary course of business in a facility in the United States accurate and up-to-date records which will contain the data from which amounts due to Licensor under this Agreement can be readily calculated including all manufacturing, inventory and sales records involving the Licensed Products;

(b)    at all times during the Term, and for two (2) years after the end of the Term, permit examination of such records at Licensee’s corporate offices during normal business hours and upon reasonable notice by Licensor or Licensor’s representatives at reasonable intervals and under reasonable conditions; and
(c)    permit Licensor or Licensor’s Representative to review at Licensee’s corporate offices during normal business hours and upon reasonable notice, all other relevant information useful in making a proper audit and verification of Licensee’s performance of its obligations under this Agreement. Licensee shall fully cooperate with Licensor or Licensor’s representative in the course of such audit or investigation and permit Licensor or Licensor’s representative to make copies of such records. Licensor agrees to enter into a confidentiality agreement with respect to such information as Licensee may reasonably request. In the event that such inspection reveals a discrepancy in the amount of Royalties owed Licensor from what was actually paid, Licensee shall pay such discrepancy, plus interest, calculated at the rate of one and one-half percent (1.5%) per month. In the event that such discrepancy is in excess of ten thousand U.S. dollars ($10,000), Licensee shall reimburse Licensor for the reasonable out of pocket cost of such inspection (i.e., auditor’s fees), but not including any attorney’s fees incurred in connection therewith.
Section 3.7    Ownership of Information. Any of Licensee’s information furnished by Licensee to Licensor under this Agreement shall remain Licensee’s property and, for clarity, be subject to Article XVI. All copies of such information in written, graphic or other tangible form shall be destroyed or returned to Licensee at its request, except that Licensor may retain one copy for archival, audit or dispute resolution purposes.
Section 3.8    Taxes. The Parties shall be entitled to deduct and withhold from any payments due hereunder as they are required to deduct and withhold therefrom under applicable law; provided, that to the extent a deduction or withholding is required in respect of any such payment, the applicable Party shall use commercially reasonable best efforts to (a) provide reasonable advance notice to the other Party indicating in reasonable detail any intention to deduct or withhold any amounts pursuant to this Section 3.8, the amount to be deducted or withheld, and the basis therefor, and (b) cooperate in good faith with the other Party to minimize the amount of any applicable withholding or deduction to the extent permitted by applicable law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Party to whom such amounts would otherwise have been paid and shall be promptly paid to the appropriate governmental authority in accordance with applicable law.
ARTICLE IV
USE OF TRADEMARKS ON LICENSED PRODUCTS AND PACKAGING
Section 4.1    Use of Licensed Trademarks. Licensee shall use the Licensed Trademarks only on the applicable Licensed Products or in the advertising, distribution and sale of the applicable Licensed Products.
Section 4.2    No Combinations. Licensee shall not, without Licensor’s prior written permission, use the Licensed Trademarks in close proximity to or in conjunction with any other Trademarks or ornamentation, including slogans or taglines, or on the outside label of any package with any other Trademarks, other than Licensee’s own Trademarks to the extent such Trademarks are actually so used with the Licensed Trademarks as of the Effective Date. Licensee shall not use or combine the Licensed Trademarks with any other term without Licensor’s prior written consent (which consent may be granted or withheld in Licensor’s sole discretion). Notwithstanding the above, Licensor will not unreasonably withhold its consent to Licensee using the SOLSTICE Trademark (including the logo therefor, “Solstice Mark”) on labels, packaging and promotional materials for Licensed Products, to the extent that such use does not give the impression that the Licensed Trademarks and Solstice Mark are combined or composite Trademarks or otherwise violate Licensor’s Corporate Identity Standards.
Section 4.3    Restrictions. Neither Licensee nor any Affiliate or agent of Licensee shall, without the prior written consent of Licensor (which consent may be granted or withheld in Licensor’s sole discretion):
(a)    use the Licensed Trademarks as part of a corporate, business or trading name (except as expressly permitted under this Agreement in connection with the transitional rights granted under Section 2.3); or
(b)    attempt to register, register or own (at any time) in any country:
(i)    the Licensed Trademarks;
(ii)    any domain name incorporating in whole or in part the Licensed Trademarks; or
(iii)    any name, trade name, domain name, keyword, mark, e-commerce platform or social or business networking/media account or identification name confusingly similar to the Licensed Trademarks, including translations or transliterations of the Licensed Trademarks in other languages.
Any such approved use by Licensee shall cease immediately upon the expiration or termination of this Agreement for any reason.
Section 4.4    Consequences of Non-Approved Uses. In addition to any other rights or remedies provided in this Agreement, in the event that Licensee or any Affiliate or agent of Licensee is in violation of or otherwise breaches Section 4.3 as of the Effective Date or at any time during the Term, then Licensee shall, upon receipt of notification from Licensor:
(a)    immediately be liable to Licensor in the amount of twenty thousand U.S. dollars ($20,000) for each such violation, payable upon demand; and
(b)    must, at Licensor’s direction, transfer to Licensor or abandon the respective Trademark, name, trade name, domain name, or keyword in question within five (5) days of receipt of notice by Licensee.
The payment required by this Section 4.4 is intended solely to compensate Licensor and not as a penalty, and the Parties acknowledge and agree that such payment is not disproportionate to the anticipated likely loss and harm to be suffered by Licensor as a consequence of each such breach. The provisions of Section 4.3 and Section 4.4 shall survive termination of this Agreement.

Section 4.5    Display & Packaging. Licensee shall use the Licensed Trademarks properly on all trade dress, labels, containers, packaging, tags and displays (“Packaging”). Any Packaging which contains wording not in English must be accompanied by an English translation for all such wording and provided to Licensor. All original Packaging and related product labels and any material changes in Packaging containing or referring to the Licensed Trademarks which Licensee intends to use in connection with the Licensed Products must be approved in advance (which approval shall not be unreasonably withheld) and in writing by Licensor to ensure proper Trademark usage (provided, that such approval by Licensor shall not be required in respect of Packaging that is the same, or substantially the same, as Packaging used by Licensee in the ordinary course of business as of immediately prior to the Effective Date). Licensor shall promptly review the Packaging submitted to it for review. Such materials shall be deemed disapproved if Licensor does not provide a reply to Licensee within fifteen (15) Business Days of Licensor’s receipt of such proposed Packaging. In the event that Licensee is not current on any payments or Royalties reports owed to Licensor at any time, Licensor may decline to review Packaging provided by Licensee, in which event Licensee may not use such Packaging until Licensee is current on all payments and reports and such Packaging has been approved by Licensor. The failure by Licensor to review such Packaging in accordance with this Section 4.5 while Licensee owes money or Royalties to Licensor or is otherwise in breach of its obligations herein will not constitute a breach of Licensor’s obligations under the Agreement.
Section 4.6    Corporate Identity Standards
. On all visible Packaging and advertising, the Licensed Trademarks shall be emphasized in relation to the surrounding material, and any use of the Licensed Trademarks shall conform to Licensor’s “Corporate Identity Standards”, which shall be provided from time to time by Licensor to Licensee. The current version of Licensor’s Corporate Identity Standards is located at http://brand.honeywell.com/. Upon request, Licensee may obtain a password from Licensor to access these standards. Wherever appropriate, the Licensed Trademarks shall be used as proper adjectives, and the common noun for the product shall be used in conjunction with the Licensed Trademarks. All Packaging shall contain the Licensed Trademarks and the name, Trademark or trade name, and physical address, phone number and main URL of Licensee. Licensee shall refrain from making any statements about the quality, efficiency, or effectiveness of any of the Licensed Products on any product packaging or advertising materials unless Licensee has established the validity of such statements through empirical studies. Licensor shall have the right to approve, upon its request, the terms and descriptions of all warranties offered by Licensee in connection with the Licensed Products (except for such warranties that are the same as, or substantially similar to, warranties offered by Licensee in connection with the Licensed Products as of the Effective Date).
Section 4.7    Trademark Use Guidelines. Licensee shall use the Licensed Trademarks only in accordance with good Trademark practice and Licensor’s trademark use guidelines, as set forth in Attachment G, which Licensor may update from time to time upon notice to Licensee. Upon Licensee’s receipt of any such notice, Licensee shall use commercially reasonable efforts to comply, and cause its Sublicensees to comply, with such updated trademark use guidelines as soon as commercially practicable, and in any event within six (6) months of receipt of such notice. In addition, Licensee’s use of the Licensed Trademarks shall be subject to reasonable instruction provided by Licensor from time to time. Licensee shall conspicuously display on all Licensed Products, Packaging and advertising the Licensed Trademarks and license notice required by

Licensor’s written instructions in effect as of the date of manufacture. Such instructions are provided to Licensee in Attachment B.
Section 4.8    Safety of Licensed Products. All Licensed Products shall be UL-listed and approved (to the extent applicable to each Licensed Product) and shall meet all applicable and then in-effect industry standards and governmental regulations. Licensee must, to the extent applicable, submit copies of UL certificates or other documents confirming UL certification to Licensor in advance of any sales of Licensed Products hereunder and shall, thereafter, on an annual basis, submit samples of Licensed Products to an independent testing laboratory reasonably acceptable to Licensor to confirm that such Licensed Products continue to meet such industry standards and applicable government regulations (provided, that such acceptance by Licensor shall not be required in respect of independent testing laboratories that are used by Licensee in the ordinary course of business as of immediately prior to the Effective Date). In the event that such independent laboratory should determine that such Licensed Products do not meet such standards and/or regulations, Licensee shall immediately notify Licensor of such fact and cease using the Licensed Trademark on such Licensed Products. Under no circumstance is Licensee permitted to sell such Licensed Products which do not meet such standards and/or regulations in connection with the Licensed Products.
Section 4.9    Goodwill. Licensee agrees that it will not, during or after the Term of this Agreement, attack, challenge or otherwise contest the validity of the Licensed Trademarks or Licensor’s rights therein. All goodwill resulting or accruing from the use of the Licensed Trademarks by Licensee or its Affiliates or Sublicensees, including any additional goodwill that may develop or accrue because of Licensee’s or its Affiliates’ or Sublicensees’ use of the Licensed Trademarks, shall inure solely to the benefit of Licensor, and Licensee shall not acquire any rights in the Licensed Trademarks except those rights specifically granted in this Agreement.
Section 4.10    No Tarnishment. Licensee shall not take any action or omit to take any action which may reasonably be expected to derogate, erode or tarnish the Licensed Trademarks, or otherwise diminish the value of the Licensed Trademarks, in Licensor’s reasonable opinion. For the avoidance of doubt, the sale of Licensed Products at below average prices for such products shall, by itself, tarnish and diminish the value of the Licensed Trademarks and constitute a breach of this Section 4.10 and the Agreement.
Section 4.11    Product Warranties to Customers. Licensee shall offer and honor a warranty on all Refrigerant Products and 1234yf DIY Products that equals or exceeds standard warranties provided for other competing products in the marketplace (which requirement shall be deemed to be satisfied by warranties that are the same as, or substantially similar to, warranties offered by Licensee in connection with the Refrigerant Products and 1234yf DIY Products, as applicable, as of the Effective Date). Prior to the manufacture of any such Licensed Products, Licensee shall provide all terms and conditions of its warranty program for such Licensed Products to Licensor for Licensor’s approval, which shall not unreasonably be withheld (except that such approval shall not be required in respect of terms and conditions for Licensee’s warranty program for such Licensed Products that are the same as, or substantially similar to, the terms and conditions for Licensee’s warranty program for such Licensed Products as of the Effective Date). Licensee may not materially change the terms of its warranty after approved by Licensor without Licensor’s written approval, which shall not unreasonably be withheld. The failure by Licensee to honor its warranty terms shall constitute a breach of this Agreement.
Section 4.12    Ownership of Packaging. Licensor and Licensee each considers all Packaging created pursuant to this Agreement and based on Licensor’s trademark use guidelines (as set forth in Section 4.7) to be works made for hire. Licensee acknowledges and agrees that such Packaging (and all rights therein, including, without limitation, copyright) belongs to and shall be the sole and exclusive property of Licensor. If for any reason any Packaging or any part thereof would not be considered a work made for hire under applicable law, Licensee does hereby sell, assign, and transfer to Licensor, its successors and assigns, the entire right, title and interest in and to the copyright in the Packaging and any registrations and copyright applications relating thereto and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the Packaging, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the copyrights, and in and to all rights corresponding to the foregoing throughout the world.
Section 4.13    Historical References. Licensee acknowledges Licensor’s longstanding legacy of using the Honeywell Trademark and the goodwill from such use that has inured to Licensor. Licensee agrees not to use the name “Honeywell” or the Honeywell Trademark in reference to its product or company history, except as part of the approved description set forth in Attachment H or as otherwise approved by Licensor in writing.
ARTICLE V
INFRINGEMENTS AND LITIGATION
Section 5.1    Infringement Notice. Licensee agrees to give notice promptly in writing to Licensor of any infringement or suspected or threatened infringement by a Third Party of the Licensed Trademarks in the Territory that Licensee or any of its Affiliates or Sublicensees learns of at any time while this Agreement is in effect. Licensee shall take no further steps with respect to such infringement unless and until instructed to do so by Licensor in writing.
Section 5.2    Initiating Infringement Proceedings. Except as otherwise set forth in Section 5.4, Licensor may decide in its sole discretion whether and what steps should be taken to prevent or terminate infringement of the Licensed Trademarks in the Territory, including the institution of legal proceedings and settlement of any claim or proceeding. Licensor agrees to notify Licensee in writing of Licensor’s decision and course of action as soon as reasonably possible following the receipt of any notice from the Licensee under Section 5.1.
Section 5.3    Conducting Infringement Proceedings. Except as otherwise set forth in Section 5.4, Licensor will solely conduct and control any action(s) taken against infringers of the Licensed Trademarks. Licensee shall join as a party in any such legal proceedings where necessary for the conduct thereof. Licensee may elect to retains its own attorneys in connection therewith at Licensee’s sole cost and expense. Licensee will provide or procure reasonable assistance, such as the furnishing of documents and information and the execution of all reasonably necessary documents, as Licensor may reasonably request. Any recovery received from any such infringer or counterfeiter shall be apportioned equally between the Parties after reimbursement of applicable costs set forth in Section 5.4.

Section 5.4    Infringement Proceeding Costs. Licensee shall bear fifty percent (50%) of all of Licensor’s and its Affiliates’ out-of-pocket costs, fees and expenses incurred in connection with infringement claims related to the Licensed Trademarks to the extent related (or substantially related) to the Licensed Products in the Territory. Licensee, at Licensor’s direction, shall establish a direct payment relationship with any Third Party handling such matters and Licensee shall timely pay all invoiced amounts directly to the applicable Third Party. Notwithstanding the foregoing, in the event that Licensee requests Licensor to take any such actions in connection with a particular instance of such infringement in the Territory, and Licensor declines to do so (or fails to respond to such request within thirty (30) days of receipt thereof), then Licensee shall have the right (but not the obligation) to step-in and enforce the Licensed Trademarks in respect of the Licensed Products in the Territory for such instance of infringement at Licensee’s own cost and expense, and Licensor shall reasonably cooperate in connection therewith (at Licensee’s sole cost and expense).
ARTICLE VI
ADVERTISING AND AUTHENTICATION
Section 6.1    Advertising Expenditures. Licensee shall use commercially reasonable efforts to make reasonable advertising and marketing expenditures to promote the sale of Refrigerant Products and 1234yf DIY Products and enhance the value of the goodwill associated with the Licensed Trademarks in connection therewith.
Section 6.2    Copy. All advertising copy and promotional materials, including Internet web pages or designs, containing or referring to the Licensed Trademarks (“Copy”) which Licensee intends to use and its proposed placement must be approved in advance and in writing by Licensor to ensure proper Trademark usage by Licensee (except that such approval shall not be required in respect of Copy that is the same as, or substantially similar to, Copy used by Licensee as of the Effective Date). All Copy must be submitted to Licensor in English. Licensor shall promptly review such Copy received from Licensee and shall not unreasonably withhold its consent. Such Copy shall be deemed disapproved if Licensor does not provide a reply to Licensee within fifteen (15) Business Days of Licensor’s receipt of such proposed Copy. Licensor may refuse to approve, and Licensee shall not distribute, any materials containing or referring to the Licensed Trademarks that derogates, erodes or tends to tarnish the Licensed Trademarks, or otherwise diminish the value of the Licensed Trademarks, in Licensor’s opinion. In the event that Licensee is not current on any payments or Royalties reports owed to Licensor at any time, Licensor may decline to review Copy provided by Licensee, in which event Licensee may not use such Copy until Licensee is current on all payments and reports and such Copy has been approved by Licensor. The failure by Licensor to review such Copy in accordance with this Section 6.2 while Licensee owes money or Royalties to Licensor or is otherwise in breach of its obligations herein will not constitute a breach of Licensor’s obligations under the Agreement.
Section 6.3    Ownership of Copy. Licensor and Licensee each considers all elements of Copy created pursuant to this Agreement which are based on the Licensed Trademarks or Licensor’s trademark use guidelines (as set forth in Section 4.7) to be works made for hire. Licensee acknowledges and agrees that such Copy (and all rights therein, including, without limitation, copyright) belongs to and shall be the sole and exclusive property of Licensor. If for any reason any Copy or any part thereof would not be considered a work made for hire under applicable law,

Licensee does hereby sell, assign, and transfer to Licensor, its successors and assigns, the entire right, title and interest in and to the copyright in the Copy and any registrations and copyright applications relating thereto and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the Copy, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the copyrights, and in and to all rights corresponding to the foregoing throughout the world.
Section 6.4    ID Tags. Licensee is required to use Licensor-branded product authentication and tracing tags or similar such technology (“ID Tags”) provided by a licensee of Licensor in connection with Licensed Products. The current licensee supplier of ID Tags is Octane5 International LLC (“Octane5”). Licensee must finalize its supply agreement for ID Tags with Octane5 no later than one hundred twenty (120) days after the Effective Date; provided, that if it is commercially impracticable for Licensee to use Octane5 as a supplier of ID Tags, then Licensee shall be responsible to procure and contract with an alternative supplier of ID Tags of substantially similar quality and reputation, and finalize a supply agreement for ID Tags with such alternative supplier within such time period. Licensee must apply at least one (1) ID Tag to each Packaging for Licensed Products. Licensee further acknowledges and approves Licensor’s direct receipt of information recorded from the ID Tags from Octane5. If Licensee experiences a delay in receiving supply of ID Tags, a failure in functionality such that the ID Tags may not be used or a breach of its supply agreement by Octane5, then Licensee will be excused from performance of its obligations under this Section 6.4 until such time as the supply, functionality or breach issues are cured; provided, that Licensee gives notices to Licensor of these issues and works in good faith with Octane5 to resolve them in a commercially reasonable manner. If cure of these issues is not commercially practical, then Licensor and Licensee will work in good faith to alter or waive the obligations of this Section 6.4.
ARTICLE VII
LICENSEE’S ACTIVITIES AND QUALITY OF LICENSED PRODUCTS
Section 7.1    Sole Responsibility. Licensee represents and warrants that it shall be solely responsible for the manufacture, production, sale and distribution of the Licensed Products and will bear all related costs associated therewith.
Section 7.2    Product Quality. Licensee shall conduct its business in a dignified manner consistent with the general reputation and importance of the Licensed Trademarks. Licensee is familiar both with the recognition and goodwill associated with the Licensed Trademarks and with the high standards of quality and performance associated with the products manufactured and distributed by Licensor under the Licensed Trademarks. Licensee shall use reasonable and good faith commercial efforts to safeguard the established goodwill symbolized by the Licensed Trademarks and to maintain the quality and performance standards with respect to its design, manufacture, sale and distribution of the Licensed Products pursuant to this Agreement. Licensed Products shall be comparable in quality to products sold by Licensor bearing the Licensed Trademarks prior to the Effective Date, with which Licensee is familiar.
Section 7.3    Samples. All Licensed Products shall be of the highest quality and shall meet Licensor’s commercially reasonable standards for approval for each product category, which shall not unreasonably be withheld. Licensee shall only sell or distribute products under the Licensed

Trademarks that, in Licensor’s reasonable opinion, do not tarnish, derogate or detract from the good reputation of Licensor or the Licensed Trademarks. Upon Licensor’s reasonable request from time to time throughout the Term, Licensee shall furnish to Licensor, for approval, three (3) samples of each different Licensed Product manufactured under this Agreement, together with product packaging, so that Licensor can ensure that proper Trademark usage is being made by Licensee. Licensee agrees to make available at no charge such additional samples of each Licensed Product as Licensor may from time to time reasonably request for the purpose of comparison with earlier samples to maintain consistent Trademark usage. All submissions by Licensee pursuant to this Section 7.3 shall be at Licensee’s cost.
Section 7.4    Compliance with Laws.
(a)    All of the Licensed Products manufactured and/or distributed hereunder shall comply with all applicable laws, regulations and established industry standards of the countries in which the Licensed Products are sold or distributed and shall incorporate quality components. Licensor shall have a continuing right to audit and examine the manufacturing steps and processes utilized by Licensee in the manufacture of the Licensed Products as well as their adherence to Licensor’s Trademark utilization criteria. No more than once per year at each facility, Licensor’s authorized representatives shall have the right, upon reasonable notice and during normal business hours, to inspect the facilities of Licensee or facilities contracted by Licensee to assure Licensor that the Licensed Products are being produced and utilized in accordance with the requirements of this Agreement and all applicable laws. If Licensor has good cause to believe that issues exist at any facility which may harm its goodwill in the Licensed Trademarks or affect the quality of the Licensed Products, then Licensor or its authorized representatives shall have the right, upon reasonable notice and during normal business hours, to conduct additional inspections of Licensee’s facilities to confirm that the Licensed Products are being produced and utilized in accordance with the requirements of this Agreement and all applicable laws.
(b)    Licensee shall comply with, and assume all costs and responsibilities associated with, all laws, regulations, ordinances and standards relating to or pertaining to the manufacture, sale, distribution, recycling, take-backs, disposal and/or advertising of the Licensed Products (including, but not limited to, Proposition 65 in the State of California) or use of the Licensed Trademarks applicable to the Licensed Products. Licensee shall further comply with all required standards as applicable to the Licensed Products. Licensee shall submit, as a condition precedent to offering the Licensed Products for sale, copies of all reports, documents and other data certifying compliance with the above standards and annual test reports from an independent testing laboratory reasonably acceptable to Licensor indicating that such Licensed Products meet such laws, regulations, etc. Licensee shall ensure through inspection and audit that it, its vendors and/or contractors comply with all laws and other applicable legal, regulatory and safety requirements related to the Licensed Products and to the manufacture, sale, distribution, recycling, take-backs, disposal and/or advertising of the Licensed Products or use of the Licensed Trademarks applicable to the Licensed Products.
Section 7.5    Toll Free Number. Licensee shall provide responsive and high quality customer service related to the Licensed Products including a telephone service for customers to contact Licensee about the Licensed Products daily during customary local business hours on normal Business Days (“Number”). Licensee shall monitor and record each day the average wait time for users of the Number and provide this figure to Licensor upon request. If the average wait time for users of the Number exceeds five (5) minutes for more than two (2) consecutive Business Days, Licensee shall so notify Licensor and take all immediate and reasonable steps to reduce such wait time below five (5) minutes. Licensee shall respond within forty eight (48) hours or two (2) Business Days to all customer inquiries and Complaints and shall use its best efforts to address and remedy all such inquiries and Complaints to the satisfaction of the consumer no later than five (5) Business Days following each Complaint. All employees of Licensee shall be knowledgeable and courteous in answering customer inquiries and resolving Complaints regarding the Licensed Products. In addition, prior to the sale of any Licensed Products, Licensee must also establish a web site or web page which contains information about the Licensed Products and details about how to contact Licensee with questions about the Licensed Products.
Section 7.6    Complaint Log. In addition, Licensee shall maintain a written log, or an equivalent stored in computer memory and capable of access and reproduction in printed form, of all Complaints (the “Log”). The Log shall be in form and substance acceptable to Licensor and at minimum list the date and time of each such Complaint, identify the customer making the Complaint (to the extent allowed by law), and describe the nature of the Complaint and when and what actions were taken by Licensee in response to the Complaint. The Log shall be certified as accurate and correct by the President or another Senior Executive of Licensee and provided to Licensor on a quarterly basis along with the royalty report specified in Article III. Licensee shall also provide the Log to Licensor for inspection upon request within one (1) Business Day. All entries in the Log shall be maintained by Licensee for a period of at least two (2) years and submitted on a quarterly basis or when reasonably requested by Licensor.
Section 7.7    Customer Service Deficiencies. If, in Licensor’s sole discretion, Licensee’s customer service requirements as reflected in Section 7.6 and Section 7.7 are not in keeping with the standards of quality, performance and service associated with Licensor, Licensor shall notify Licensee in writing. Such writing shall constitute notice that Licensee is in breach of the Agreement and that the Agreement may be terminated in accordance with Article IX if such breach is not cured within thirty (30) days to Licensor’s reasonable satisfaction. Upon expiration or termination of this Agreement or if Licensee is in breach of this Agreement, upon Licensor’s request, Licensee shall transfer ownership of the Number to Licensor immediately upon Licensor’s request.
Section 7.8    Approval of Third-Party Manufacturer. If Licensee at any time desires to have Licensed Products or components thereof utilizing the Licensed Trademarks manufactured by a Third Party, Licensee shall, as a condition to the continuation of this Agreement, notify Licensor of the name and address of such manufacturer and the Licensed Products or components involved and obtain Licensor’s prior written permission to do so. Such permission from Licensor shall not be required with respect to the Third Party manufacturers set forth on Attachment I. Licensor shall have the right to visit and inspect the facilities of such Third Party.
(a)    The granting of said permission will be conditioned upon:
(i)    Licensee signing a consent agreement in a form furnished by Licensor;

(ii)    Licensee causing each such manufacturer and any sub-manufacturer to sign an agreement in a form furnished by Licensor; and
(iii)    Licensor’s receipt of such agreements properly signed.
(b)    Licensee shall require that all Third-Party manufacturers employed by Licensee in the manufacture of the Licensed Products shall comply with all applicable laws and regulations relating to the manufacture of such Licensed Products and meet or exceed such specifications set forth for the Licensed Products while this Agreement is in effect and permit Licensor the right upon reasonable notice to visit and inspect the facilities of such manufacturer to confirm compliance with the terms herein.
(c)    Licensee shall remain fully responsible for ensuring that the Licensed Products are manufactured in accordance with the terms of the Agreement, and Licensee shall take the steps necessary to ensure that the Third-Party manufacturer:
(i)    Produces the Licensed Products only as and when directed by Licensee;
(ii)    Does not distribute, sell or supply the Licensed Product to any person or entity other than Licensee; and
(iii)    Does not delegate in any manner whatsoever its obligations with respect to the Licensed Products.
(d)    In the event that any such manufacturer utilizes the Licensed Trademarks for any unauthorized purpose, Licensee shall cooperate fully in bringing such utilization to an immediate halt. If, by reason of Licensee’s not having supplied the above mentioned agreements to Licensor or not having given Licensor the name of any supplier, Licensor makes any representation or takes any action and is thereby subjected to any penalty or expense, Licensee will compensate Licensor for any such cost or loss sustained.
(e)    Any and all costs incurred by Licensor that are associated with Licensor’s investigation, seizure and/or detention of Licensed Products manufactured, transported or shipped by a Third Party used by Licensee (or any agent of such Third Party) but unknown to Licensor shall be borne by Licensee, and Licensee shall repay such amounts within ten (10) days of receipt of written details of such costs.
Section 7.9    No Used Products. Licensee shall not sell or distribute any used or sub-standard products or “seconds” under the Licensed Trademarks. Licensee acknowledges and agrees that its selling of, or failure to cease sales of, Licensed Products not in substantial compliance with the standards set forth in this Article VII may cause irreparable injury to Licensor. Any action taken pursuant to this Article VII shall be without prejudice to either Party’s right to the remedies set forth in Article X. In addition, Licensor reserves its rights with respect to all equitable remedies in the event of any failure by Licensee to comply with the terms of this Article VII, including, but not limited to, the sale or distribution of products not in compliance with the quality control provisions stated herein.

Section 7.10    Recall. Licensor shall have the right to have Licensee declare a recall of any line of Licensed Products if Licensor reasonably determines that such recall is necessary to prevent further damage or destruction of property and/or to prevent or eliminate any threat to the health or safety of consumers. Licensee shall bear any and all costs related to any such recall of Licensed Products, whether voluntary, required by government, or by Licensor. In the event of such a recall, Licensee will consult with Licensor, and obtain Licensor’s prior express written approval regarding all aspects of handling such recall including media releases.
Section 7.11    Net Promoter Score. Licensee shall obtain a net promoter score with respect to the Refrigerant Products (each, an “NPS”), with each NPS to be calculated on a Contract Year-by-Contract Year basis. Each NPS shall be derived in good faith by Licensee based on established methodology and validated by a Third-Party service provider in the field familiar with the methodology for calculating a net promoter score consistent with past practice. Licensee shall provide each validated NPS to Licensor within thirty (30) days after receipt of validation from the applicable Third Party, along with summary supporting documentation showing the questions from which the score was derived, summary details about customers who were surveyed, including number of customers and summary responses, and the required Third-Party validation. Licensee will promptly provide Licensor further details about each NPS if reasonably requested by Licensor. Licensee must maintain an annual NPS with respect to the Refrigerant Products that is equal to or higher than zero (0), or if higher, eighty percent (80%) of the average of the three (3) most recent NPS’s previously derived by the relevant business (the “Target NPS”). If any NPS is below the applicable Target NPS in any Contract Year (excluding the first Contract Year), then Licensee will meet with Licensor in good faith to discuss and form a plan to raise the applicable NPS to a level at or above the Target NPS. If the NPS is more than one (1) point below the Target NPS for any two (2) consecutive Contract Years, then Licensor will have the right to terminate the Agreement upon written notice to Licensee.
ARTICLE VIII
DURATION
Section 8.1    Term. This Agreement shall become effective as of the Effective Date and, unless sooner terminated under the provisions herein, will continue in full force and effect until the latest to occur of the end of the Refrigerant License Period, the end of the 1234yf DIY License Period, and the end of the Transitional License Period (the “Term”).
ARTICLE IX
IMMEDIATE TERMINATION ON BREACH
Section 9.1    Termination by Licensor. On the occurrence of any of the following events, this Agreement may be terminated by Licensor (in whole or in relevant part), effective on delivery to Licensee of notice in accordance with Section 17.4:
(a)    Upon a Change of Control of Licensee without the prior written consent of Licensor (which consent may be granted or withheld in Licensor’s sole discretion);
(b)    Upon a Change of Control of Licensee’s Affiliate or Sublicensee without the prior written consent of Licensor (which consent may be granted or withheld in Licensor’s sole discretion), in which case the termination by Licensor shall apply solely with respect to such Affiliate or Sublicensee;
(c)    The attempted assignment by Licensee of this Agreement or any right or license granted under it in contravention of the terms of Article XIV;
(d)    The discovery by Licensor of an intentional material misrepresentation or intentional false statement made by Licensee with respect to Licensed Products or any other matter referred to in this Agreement;
(e)    Pursuant to a failure detailed in Section 3.1(c), Section 7.11 or Section 10.2(c);
(f)    Licensee fails, for any two (2) consecutive calendar quarters, to pay Royalties within the time frame specified above (even if payment of Royalties for such calendar quarters is subsequently made, with or without interest);
(g)    The failure of any of the Licensed Products in the marketplace that results in the substantial injury or death to a Third Party;
(h)    The filing of a complaint by the Consumer Product Safety Commission or any other governmental agency involving the safety or reliability of the Licensed Products, in which case the termination by Licensor shall apply solely with respect to the Licensed Products subject to such complaint;
(i)    The mandating of a ban or recall of any line of the Licensed Products by any governmental agency, in which case the termination by Licensor shall apply solely with respect to such banned or recalled Licensed Product;
(j)    The failure by Licensee to report any earned Royalties for two (2) consecutive calendar quarters;
(k)    Licensee’s cessation or termination of its business operations; or
(l)    The declaration of insolvency by Licensee or the seeking of protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding by Licensee, or if any such proceeding is instituted against Licensee.
Section 9.2    No Prejudice. Any such termination described herein shall be without prejudice to any other rights or claims the Licensor may have against the Licensee.
ARTICLE X
TERMINATION ON BREACH AFTER CURE PERIOD
Section 10.1    Termination for Material Breach. Subject to Section 10.2, in addition to any right of termination which either Party may have by virtue of law, and in addition to the right to terminate this Agreement under Article IX, either Party may terminate this Agreement if the other Party commits a material breach of this Agreement and fails to remedy that breach within a period of thirty (30) days after receipt of written notice specifying the nature of the breach (except for breaches involving the payment of monies, in which case the notice period shall be ten (10) days). If, after the expiration of such period, the breaching Party has failed or refused to fully remedy the breach, this Agreement may be terminated by the non-breaching Party upon written notice to the breaching Party. For purposes of this Section 10.1, a material breach of this Agreement is any breach which would have a material and adverse effect on the non-breaching Party, as is reasonably defined based on industry standards, or a breach of any of the following: Section 2.1, Section 2.2, Section 2.3, Section 2.4, the last sentence of Section 2.5, Section 2.8, Article III, Article IV and Article VII.
Section 10.2    Indirect Territory Violations. If, at any time during the Term, Licensor or Licensee becomes aware of any Licensed Products bearing, advertised or offered for sale in connection with the Licensed Trademarks outside of the applicable Territory or any use of the Licensed Trademarks in connection with Licensed Products outside of the applicable Territory (“Indirect Territory Violations”), then:
(a)    Licensee will (upon its receipt of information about such Indirect Territory Violations) immediately take all steps to uncover the source and parties making or otherwise responsible for such Indirect Territory Violations (including all products involved and all quantities of such products) and report such full details to Licensor in no more than ten (10) days after Licensee’s becoming aware of the Indirect Territory Violations;
(b)    if an Indirect Territory Violation is the second occurrence of an Indirect Territory Violation, Licensee will pay to Licensor twenty five percent (25%) of the gross top line revenue Licensee received in connection with such Indirect Territory Violation, such payment being due no later than ten (10) days after Licensee’s receipt of notice requiring such payment. If Licensor fails to receive the payment within ten (10) days, then Licensor will have the right to terminate this Agreement immediately upon written notice to Licensee;
(c)    if an Indirect Territory Violation is any occurrence after the second occurrence of an Indirect Territory Violation, Licensor may terminate this Agreement immediately upon written notice to Licensee or require Licensee to pay to Licensor one hundred percent (100%) of the gross top line revenue Licensee received in connection with such Indirect Territory Violations, such payment being due no later than ten (10) days after Licensee’s receipt of notice requiring the payment. If Licensor fails to receive the payment within ten (10) days, then Licensor will have the right to terminate this Agreement immediately upon written notice to Licensee; and
(d)    Licensee must immediately terminate all relationships with any parties involved in the Indirect Territory Violation, if such parties are involved in a second Indirect Territory Violation, and confirm that such steps were taken in writing to Licensor.
ARTICLE XI
REMEDIES AND LIMITATIONS OF LIABILITY
Section 11.1    Remedies Cumulative. The right of either Party to terminate this Agreement is not an exclusive remedy and either Party shall be entitled alternatively or cumulatively to damages for breach of this Agreement or to any other remedy available under the laws of the applicable jurisdiction.

Section 11.2    Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Damages. Accordingly, from and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article XI (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
Section 11.3    Prevailing Party in Dispute. In the event of a dispute between the Parties, the prevailing Party shall be entitled to recover its costs, expenses and attorneys’ fees incurred in connection with enforcing the terms of this Agreement or preventing misuse of the Licensed Trademarks. A “prevailing party” shall mean a Party who receives all or substantially all of the relief sought by such Party in an adjudication of its claims arising out of or related to this Agreement before a court of law or other agreed-upon tribunal.
Section 11.4    Survival. No expiration or termination of this Agreement for whatever cause shall affect any right or obligation of either Party:
(a)    which is vested pursuant to this Agreement as of the effective date of such expiration or termination; or
(b)    which is intended to survive expiration or termination of this Agreement, including, but not limited to, the following: Article I, Section 2.5, Article III (solely with respect to payment obligations accrued but unpaid as of the effective date of expiration or termination of this Agreement), Section 4.3, Section 4.4, Section 4.9, Section 4.11, Section 4.12, Section 7.5, Section 7.6, Section 7.9, Section 7.10, Section 9.2, Article XI, Article XII, Article XIII, Article XIV, Section 15.1, Article XVI, Article XVII, Article XVIII and Article XIX. In addition, nothing herein shall be construed as granting Licensee any vested rights in the Licensed Trademarks.
Section 11.5    Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL LICENSOR OR LICENSEE OR THEIR RESPECTIVE AFFILIATES BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AT LAW OR IN EQUITY, FOR PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT (EXCEPT FOR ALL COMPONENTS OF AWARDS AGAINST THE NON-BREACHING PARTY IN ANY THIRD-PARTY CLAIM, INCLUDING COMPONENTS OF SUCH THIRD-PARTY CLAIM RELATING TO ANY OF THE FOREGOING AND ATTORNEYS’ FEES). WITHOUT LIMITING THE FOREGOING, THE

LICENSOR SHALL NOT BE LIABLE UNDER THIS AGREEMENT FOR ANY CLAIMS, LOSS OR DAMAGES ARISING FROM LICENSEE’S OR LICENSEE’S AFFILIATES OR ITS OR THEIR SUBLICENSEES’ USE OF ANY LICENSED TRADEMARKS UNDER THIS AGREEMENT. THE FOREGOING DISCLAIMER OF LIABILITY IN THIS SECTION 11.5 DOES NOT APPLY TO ANY PAYMENT OBLIGATIONS OWED TO LICENSOR HEREUNDER, INCLUDING PAYMENT OF ROYALTIES AND/OR ROYALTY COMMITMENTS.
Section 11.6    Disclaimer of Representations & Warranties. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THE SEPARATION AGREEMENT, THIS AGREEMENT OR THE OTHER ANCILLARY AGREEMENTS, THE PARTIES DISCLAIM AND WAIVE ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITH REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, NON-DILUTION, VALIDITY, COMMERCIAL UTILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), AND EACH PARTY ACKNOWLEDGES AND AGREES IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THE SEPARATION AGREEMENT, THIS AGREEMENT OR THE OTHER ANCILLARY AGREEMENTS. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, THE LICENSED TRADEMARKS ARE BEING LICENSED ON AN “AS IS,” “WHERE IS” BASIS.
ARTICLE XII
CONSEQUENCES OF TERMINATION
Section 12.1    Consequences. Upon the expiration of this Agreement or upon the termination of this Agreement by either Party for whatever reason, Licensee shall:
(a)    immediately cease all use of the Licensed Trademarks in any manner whatsoever and shall not thereafter use any word, expression, design, or symbol as a Trademark, trade name, domain name or otherwise which is confusingly similar thereto, which may constitute a colorable imitation thereof or in any other manner whatsoever;
(b)    thereafter refrain from indicating or representing that Licensee is a Trademark licensee of Licensor; and
(c)    thereafter refrain from directly or indirectly using or displaying any advertising or promotional material or performing any other act which might reasonably cause anyone to believe Licensee to be a Trademark licensee of Licensor including, but not limited to, ceasing use of Copy, Packaging and/or any advertising, promotional or packaging material that is similar to any such material used in connection with the Licensed Products.
Section 12.2    Sell-Off Period. Provided that Licensee has paid all Royalties owed to Licensor through the end of each of the Refrigerant License Period and the 1234yf DIY License Period, for a period of not more than six (6) months following end of each of the Refrigerant License Period and the 1234yf DIY License Period, respectively (each, a “Sell-off Period”), except for termination arising out of a breach related to the quality of the Licensed Products or pursuant to Section 9.1(g), Section 9.1(h) or Section 9.1(i), Licensee may deliver for sale, but solely at ordinary prices, any Licensed Products in the possession or under the control of Licensee as of the end of the Refrigerant License Period and the 1234yf DIY License Period (respectively), subject to the payments called for in Article III and the provisions of Article VII. Promptly upon request, Licensee must provide to Licensor a detailed list of any Licensed Products in the possession or under the control of Licensee as of the end of such periods, together with descriptions so that each individual Licensed Product can be identified on a SKU-by-SKU basis. The total quantity of Licensed Products permitted to be sold during the Sell-off Period may not exceed an amount equal to five percent (5%) more than the quantity of Licensed Products sold by Licensee in the immediately preceding calendar quarter, and any Licensed Products in its possession in excess of this quantity must have the Licensed Trademarks removed from the products and all accompanying materials and packaging prior to any sale by Licensee. Notwithstanding the above, if Licensor enters into a license with a Third Party which includes the right to sell any of the Licensed Products in connection with the Trademark at any point during the Sell-off Period, then upon request, Licensee shall immediately sell any Licensed Products in the possession or under the control of Licensee as of the date of such notice to Licensor or its new licensee for a price equal to Licensee’s manufacturing and shipment cost for such Licensed Products. For the avoidance of doubt, the following categories of Licensed Products shall be deemed not to be in Licensee’s possession or control and shall not be eligible for delivery or sale during to the Sell-off Period:
(a)    any Licensed Products which have not been fully manufactured as of the end of the applicable period; and
(b)    any Licensed Products that are part of any outstanding orders from suppliers which have not fully been paid for by Licensee and shipped by the supplier as of the end of the applicable period.
Section 12.3    Unpaid Royalty Commitments. Upon termination of this Agreement for whatever reason, other than for Licensor’s material breach pursuant to Section 10.1 or solely pursuant to Section 3.1(c), all unpaid Royalty Commitments for any current and future periods specified herein (including all specified periods which are dated after the date of termination, subject to the terms and conditions set forth in Attachment D), shall become immediately due and payable. The requirement by Licensor of the payment of all unpaid Royalty Commitments specified in this Section 12.3 shall not limit any other relief to which Licensor may be entitled in law or equity. The terms and conditions set forth in this Section 12.3 and Section 12.4 shall supersede any contrary provision herein relating to payment due to Licensor upon termination of this Agreement.
Section 12.4    Nature of Payment. In connection with the payment required in Section 12.3 (the “Specified Payment”), the Parties acknowledge that:
(a)    any actual loss to Licensor from termination of this Agreement prior to the end of the Term is inherently uncertain, not readily ascertainable, and incapable of precise quantification as of the execution hereof;
(b)    the Specified Payment represents only the minimum amount that Licensor would have received had the Agreement not been terminated, rather than the actual amount that Licensor would have received, and therefore represents a compromise by Licensor;

(c)    the Specified Payment is intended solely to compensate Licensor and not as a penalty;
(d)    the Parties believe the Specified Payment is not disproportionate to the anticipated likely loss to be suffered by Licensor;
(e)    the Specified Payment agreed to knowingly by Licensee, a sophisticated party represented by experienced counsel, and has been freely agreed to in arms-length negotiations between the Parties; and
(f)    Licensor is not obligated to seek to mitigate the damage sustained by Licensor.
ARTICLE XIII
INDEMNIFICATIONS AND INSURANCE
Section 13.1    Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Licensee and its Affiliates from any and all liability, claims, recall of products, actions, demands, direct losses or damages, additional royalties, injunctions, fines, penalties, judgments, costs, and expenses (including reasonable attorney fees), but not including consequential, incidental or punitive damages or lost profits, arising from any allegation (“Claim”) that Licensee’s proper use of the Licensed Trademarks in accordance with this Agreement infringes the rights of any Third Party. If Licensee receives notice or knowledge that its use of the Licensed Trademarks may infringe Trademark rights of any Third Party in the Territory, Licensee shall, as soon as possible, report to Licensor in writing the details relating to the potential infringement and take no further steps with respect to such matter pending instructions from Licensor. Licensor shall not be liable to indemnify Licensee for any settlement of any Claim affected without the Licensor’s express prior written consent. Licensor may decide in its sole discretion what steps should be taken to address any Claim and will solely conduct and control any action(s) taken in response to a Claim. Licensee shall join as a party in any such legal proceedings where necessary for the conduct thereof at Licensor’s cost and expense, except for any costs incurred by Licensee if it retains its own attorneys which shall be paid by Licensee. Licensee will provide or procure reasonable assistance as Licensor may reasonably request in defense of a Claim.
Section 13.2    Indemnification by Licensee. As between Licensor and Licensee and regardless of the termination or expiration of this Agreement, Licensee assumes full responsibility for all liability, claims, demands, expenses (including reasonable attorney fees) and damages, including claims for defective products as well as damages to property or injury to persons (including death) arising out of or otherwise in relation to the manufacture, sale or use of the Licensed Products (excluding actions solely involving claims relating to the Licensed Trademarks infringing the rights of others in the Territory) and/or any actions of its employees, including product liability, liability arising out of alleged defects or deficiencies in the Licensed Products, patent infringement, product recycling or take-backs, negligence, false advertising, breach of warranty, fraud, misrepresentation, breach of obligations to Third Parties and/or violation of any law in any country. In such regard, Licensee agrees to defend, indemnify, save and hold harmless Licensor, its successors, assigns, officers, directors, agents and employees, against any and all claims, costs, (including court costs and attorneys’ fees), proceedings and liabilities arising out of any of such claims including any loss, damage, injury or death. Licensee will control any such litigation or proceeding in relation to a Claim provided that any settlement intended to bind Licensor will not be final without Licensor’s prior written approval which may not unreasonably be withheld or delayed. Licensee further will provide formal acceptance in writing to Licensor of any tender of a Claim requiring indemnification pursuant to this Section 13.2 within three (3) days of receipt. In addition, Licensee will provide Licensor with regular updates of the progress of any such Claims through its resolution and will handle all such Claims professionally and in a manner which does not tarnish the Licensed Trademarks or negatively affect Licensor.
(a)    Within thirty (30) days of Licensee’s first distribution of any Licensed Products in the United States, Licensee shall register as a business on the Consumer Products Safety Commission’s (CPSC) Saferproducts.org website, so Licensee will receive consumer complaints about the Licensed Products in a timely manner and shall be able to correct or help correct product origin issues that affect Licensor. Licensee shall cooperate with Licensor with respect to any corrections necessary to identify Licensee as the manufacturer of record for the Licensed Products and to assist Licensor in any other reasonably way to correct other inaccuracies related to the origin of the Licensed Products. Licensee shall provide Licensor with written notice confirming its registration on the Saferproducts.org website within ten (10) days of obtaining such registration.
(b)    In the event that the CPSC or any other state or federal governmental organization issues a claim, report or submission in any form related to the Licensed Products, Licensee shall use its best efforts to address the claims in such report as soon as reasonably practicable, including making certain with the CPSC (or other governmental organization) that Licensee, and not Licensor, is responsible for the manufacture of such products and that Licensor should not be listed as the responsible party for such products in any finding or database. If the issues raised in such report are not satisfactorily addressed to the mutual reasonable satisfaction of both Parties (including removal of any association of Licensor as the party responsible for the manufacture of such products) within sixty (60) days receipt of notice of such report, then Licensee shall pay Licensor five thousand U.S. dollars ($5,000) upon demand and shall thereafter pay Licensor five thousand U.S. dollars ($5,000) every thirty (30) days thereafter until such issues have been satisfactorily addressed to the mutual reasonable satisfaction of both Parties. The payments required in this Section 13.2(b) represent fair compensation to Licensor for the anticipated likely loss to be suffered by Licensor to its goodwill in the event of such a situation arising.
Section 13.3    Insurance. In addition to the foregoing indemnification as set forth in Section 13.2, during the Term and for a period of three (3) years after the end of the Term, Licensee shall maintain, comprehensive general liability, product liability and advertising liability insurance in an amount no less than five million U.S. dollars ($5,000,000) combined single limit, with a deductible amount not to exceed ten thousand U.S. dollars ($10,000), for each single occurrence for bodily injury and/or for property damage (provided, that Licensee’s maintenance of such insurance policies in amounts not less than the amounts of such insurance policies maintained by Licensee as of the Effective Date shall be deemed to be compliant with this Section 13.3). In addition:
(a)    Licensee shall have Licensor, Honeywell International Inc., its partners, partnerships, joint ventures, parents, subsidiaries, and affiliated companies and their respective employees, officers and agents named as additional insured parties therein in its insurance policies, except worker’s compensation insurance.

(b)    Prior to commencing sale or use of Licensed Products and within thirty (30) days of execution of this Agreement and any subsequent renewals Licensee shall furnish written certificates from insurance carriers to Licensor, establishing that said insurance has been procured and is being properly maintained and that the premiums therefore are paid, and specifying the names of the insurers and the respective policy numbers and expiration dates.
(c)    Licensor may examine true and actual copies of the policies. Insurance carriers providing coverage are to be AM Best “A” rated. In the event that any carrier should be downgraded to a lesser Best rating during the period of the requisite insurance coverage, Licensee shall immediately replace such coverage with a carrier with an “A” rating.
(d)    Each policy shall provide that thirty (30) days prior written notice shall be given to Licensor in the event of cancellation or material change of insurance coverage or endorsements required hereunder.
(e)    In absolutely no event shall Licensee market or sell Licensed Products without a valid and current certificate of insurance acceptable to Licensor.
Section 13.4    Post-Term Treatment. The obligations required in this Article XIII shall survive the end of the Term.
ARTICLE XIV
ASSIGNMENT
Section 14.1    Assignment by Licensee. The rights granted to the Licensee pursuant to this Agreement are personal to Licensee and may not be assigned or sublicensed, by operation of law or otherwise, nor may Licensee delegate its obligations hereunder without the written consent of Licensor. Licensee may not assign any interest it has in Licensed Products, proceeds from the sale of Licensed Products or any rights granted to it herein to a secured lender or as part of a security interest.
Section 14.2    Assignment by Licensor. Licensor may assign its rights and obligations in this Agreement, in whole or in part without restriction; provided, that any such assignment will recognize the validity of, and be subject to, this Agreement and the rights granted herein to Licensee.
ARTICLE XV
UNDERSTANDINGS IN THE EVENT OF BANKRUPTCY
Section 15.1    Bankruptcy. In the event that Licensee seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against Licensee, during the Term, Licensee acknowledges and agrees that:
(a)    For purposes of 11 U.S.C. Section 365(c)(1) and Sections 365(e)(2)(A)(i) and 365(e)(2)(A)(ii), the term “applicable law” is federal trademark law - i.e., the Lanham Act (15 U.S.C. Section 1051 et seq.), and Licensee’s right to use the Licensed Trademarks is personal to the Licensee and is non-assumable or assignable without Licensor’s consent;

(b)    Notwithstanding anything set forth herein to the contrary, Licensor does not consent to Licensee’s continued use of the Licensed Trademarks, Licensee’s exercise of any rights provided in this Agreement or Licensee’s assignment and/or assumption of the Agreement;
(c)    Licensee will not oppose any motion by Licensor for relief from the automatic stay of 11 U.S.C. Section 362(a) so that Licensor may terminate this Agreement, for cause; it is further agreed and acknowledged that “cause” includes Licensee’s inability to assume and/or assign the Agreement; and
(d)    Licensee will not oppose any motion, including on shortened notice, by Licensor to compel rejection of this Agreement under 11 U.S.C. Section 365(d).
ARTICLE XVI
CONFIDENTIALITY
Section 16.1    Confidential Information. As used herein, “Confidential Information” means any confidential and proprietary information of a Party or Third Party, regardless of form, which such Party considers to be confidential and proprietary, including information that: (a) if disclosed in writing, is labeled as “confidential” or “proprietary”; (b) if disclosed orally, is designated confidential at disclosure; (c) by nature or the circumstances of its disclosure, should reasonably be considered as confidential; or (d) constitutes information or data related to the Licensed Trademarks, Licensed Products or this Agreement, including Know-How, trade secrets, algorithms, source code, product/service specifications, prototypes, product roadmaps, Software, product pricing, marketing plans, financial data, personnel statistics, methods of manufacturing and processing, techniques, research, development, inventions (whether or not patentable and whether or not reduced to practice), data, ideas, concepts, drawings, designs and schematics. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which: (i) rightfully becomes publicly available other than by a breach of a duty to the Disclosing Party or violation of Law; (ii) is rightfully received by the Receiving Party from a Third Party without any obligation of confidentiality; (iii) as evidenced by the Receiving Party’s written records, is rightfully known to the Receiving Party without any limitation on use or disclosure prior to its receipt from the Disclosing Party; or (iv) is independently developed by or on behalf of the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party as shown by competent evidence.
Section 16.2    Confidentiality Obligations. Each Party and its Affiliates that receives, obtains or otherwise become aware of under or in connection with this Agreement (the “Receiving Party”) any Confidential Information of the other Party or its Affiliates (the “Disclosing Party”), respectively, agrees to (a) keep the Disclosing Party’s Confidential Information confidential, (b) use the Disclosing Party’s Confidential Information only as necessary to perform its obligations, exercise its rights under this Agreement or otherwise in connection with a Dispute, (c) use a reasonable degree of care in keeping the Disclosing Party’s Confidential Information confidential, and (d) limit access to the Disclosing Party’s Confidential Information to its personnel, Affiliates, assignees, contractors, subcontractors, Sublicensees, authorized representatives and advisors (including any financial, tax, legal and technical advisors), in each case, who have a need to access or know such Confidential Information for the purpose of performing its obligations and exercising its rights under this Agreement and who have been apprised of these confidentiality obligations, and with respect to any such Third Party, have agreed to protect the confidentiality of such Confidential Information in a manner consistent with the Receiving Party’s obligations hereunder (and, for clarity, the Receiving Party shall remain responsible to the Disclosing Party for the compliance with such confidentiality obligations of its personnel, Affiliates and such Third Parties who receive such Confidential Information). Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to grant to the Receiving Party any rights in or to any Confidential Information of the Disclosing Party.
Section 16.3    Disclosure Required by Law. In the event that the Receiving Party is requested or required by Law (including subpoena or court order) to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent legally permissible, provide prompt written notice to the Disclosing Party of such request or requirement, so that the Disclosing Party will have a reasonable opportunity to seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise) and, upon request, the Receiving Party shall reasonably cooperate with the Disclosing Party in seeking confidential treatment of such Confidential Information or other appropriate relief from such Law. If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, the Receiving Party is advised by its legal counsel that it is legally required to disclose such Confidential Information, the Receiving Party may disclose such Confidential Information without liability under this Article XVI; provided, that the Receiving Party exercises commercially reasonable efforts to obtain reliable assurances that confidential treatment will be afforded any such Confidential Information prior to its disclosure and discloses only the minimum amount of such Confidential Information necessary to comply with such Law. Similarly, with respect to any disclosure of Confidential Information in connection with a Dispute, the Receiving Party shall exercise commercially reasonable efforts to obtain reliable assurances that confidential treatment will be afforded any Confidential Information of the Disclosing Party prior to its disclosure.
Section 16.4    Disclosure in Connection with Due Diligence. The terms of this Agreement shall be the Confidential Information of both Parties. A Party may provide this Agreement to any Third Party, subject to confidentiality obligations no less restrictive than those set forth in this Article XVI, if required to do so in connection with any diligence for any actual or potential bona fide business transaction with such Third Party related to the subject matter of this Agreement (including an acquisition, divestiture, merger, consolidation, asset sale, financing or public offering).
ARTICLE XVII
MISCELLANEOUS
Section 17.1    Dispute Resolution. The dispute resolution procedures set forth in Article VIII of the Separation Agreement shall apply and are hereby incorporated herein by reference, mutatis mutandis.
Section 17.2    Complete Agreement; Construction. This Agreement, including the Attachments hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Attachment hereto, the Attachment shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Separation Agreement, this Agreement shall control.
Section 17.3    Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
Section 17.4    Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 17.4 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 17.4 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17.4):

The record address of Licensor for this purpose is:

Honeywell International Inc.
855 S. Mint Street
Charlotte, NC 28202
Attention:	General Counsel – Legal Operations & Licensing
Email:	[***]

with copies (which shall not constitute notice) to:

Honeywell International Inc.
855 S. Mint Street
Charlotte, NC 28202
Attention:	Trademark Counsel
Email:	[***]
and
Attention:	Su Ping Lu, Senior Vice President, General Counsel and
Corporate Secretary
Email:	[***]

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Allison R. Schneirov, Esq.

Alexandra J. McCormack, Esq.
Kyle J. Hatton, Esq.
Lauren S. Kramer, Esq.
Email:	[***]
[***]
[***]
[***]

The record address for Licensee for this purpose is:

Solstice Advanced Materials Inc.
115 Tabor Road
Morris Plains, NJ 07950
Attention:	Brian Rudick, General Counsel
Email:	[***]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Allison R. Schneirov, Esq.
Alexandra J. McCormack, Esq.
Kyle J. Hatton, Esq.
Lauren S. Kramer, Esq.
Email:	[***]
[***]
[***]
[***]
Section 17.5    Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).
Section 17.6    Amendments. This Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties.
Section 17.7    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 17.8    No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement.
Section 17.9    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party after the Effective Date.
Section 17.10    Third Party Beneficiaries. This Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.
Section 17.11    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 17.12    Governing Law. This Agreement, including all matters of construction, validity, interpretation, performance and enforceability, and any dispute arising directly or indirectly out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
Section 17.13    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 17.14    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.
ARTICLE XVIII
PRESS RELEASES
Section 18.1    Press Releases. Neither Party will make any public statement or other announcement (including issuing a press release) relating to the terms or existence of this

Agreement or the relationship between the Parties, including the termination of this Agreement, without the prior written approval of the other Party. Any joint announcement or press release shall be issued only after both Parties agree in writing to the timing and wording of the announcement or press release.
ARTICLE XIX
NO RIGHT OF SET-OFF
Section 19.1    No Set-Off. Licensee shall have no right to set off any moneys owed to Licensee by Licensor against any moneys owed by Licensee to Licensor hereunder.
ARTICLE XX
NO PARTNERSHIP
Section 20.1    Relationship of the Parties. Nothing contained herein shall constitute this arrangement to be employment, a joint venture or a partnership nor shall Licensee be deemed to be acting in an agent for Licensor.
Section 20.2    No Agents. This Agreement further does not create any right to an exclusive commercial agent relationship with respect to the Licensed Trademarks nor any right to appoint an exclusive commercial agent with respect to the Licensed Trademarks in any country or territory in the world, including within the Territory.
* * * * *
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective representatives thereunto duly authorized.

HONEYWELL INTERNATIONAL INC.

Signature:	/s/ Jake Wasserman
Name:	Jake Wasserman
Title:	Vice President & General Counsel,
Mergers and Acquisitions

SOLSTICE ADVANCED MATERIALS INC.

Signature:	/s/ David Sewell
Name:	David Sewell
Title:	President & Chief Executive Officer